FOR IMMEDIATE RELEASE

CONTACTS:                  James Groberg
                           Senior Vice President
                           (212) 704-2480
                           jgroberg@volt.com

                    VOLT INFORMATION SCIENCES, INC. ANNOUNCES
                         EXPANDED BANK CREDIT AGREEMENT

NEW YORK, NY August 21, 2000- Volt Information Sciences, Inc. (NYSE: VOL) today announced the closing of a syndicated $72,500,000, one-year, unsecured, revolving credit facility. Chase Manhattan Bank, as Administrative Agent, and Fleet Bank, as Co-Agent arranged the credit facility. In addition to Chase and Fleet, the syndicate includes Bank of America, Wells Fargo Bank, Mellon Bank, and Lloyds TSB Bank. The new line replaces a $25 million, one-year facility. As part of the agreement, an existing, three-year facility, which terminates in January 2002, was reduced to $72.5 million from $75 million. The new facility increases the Company's existing $100 million revolving lines of credit to $145 million, and provides additional working capital for the Company.

James Groberg, Chief Financial Officer of Volt, stated " We are extremely pleased that our strong financial position allows us to have these prestigious financial institutions participate in the syndicate. The increased availability of funds will enable us to continue to finance the growth of our company, particularly in our Telecommunications Services segment."

Volt Information Sciences, Inc. (NYSE: VOL) is a leading provider of Staffing Services and Telecommunications and Information Solutions, for its Fortune 100 customer base. Operating through a worldwide network of over 300 branch offices, Staffing Services fulfills the IT and other temporary and permanent placement requirements of its customers. The businesses of the Telecommunications and Information Solutions divisions include telecommunications engineering, construction, installation and central office services, telecommunications information systems and services, primarily advanced operator services, and telephone directory publishing and pre-press production. For additional information, please visit the Volt Information Sciences, Inc., web site at www.volt.com. CONTACT: James J. Groberg or Ron Kochman of Volt Information Sciences, Inc., 212-704-2400 or Voltinvest@volt.com.

This press release contains forward-looking statements which, in addition to assuming a continuation of the degree and timing of customer utilization and rate of renewals of contracts with the Company at historical levels, are subject to a number of known and unknown risks that, in addition to general economic, competitive and other business conditions, could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Additional information concerning the factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission.

                                      ####